UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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METASOLV, INC.

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On October 23, 2006, MetaSolv, Inc. announced that had entered into an agreement and plan of merger with Oracle Systems Corporation and Marine Acquisition Corporation pursuant to which Oracle will acquire MetaSolv through a cash merger for $4.10 per share.

The proposed merger will be submitted to MetaSolv’s stockholders for their consideration and MetaSolv will file with the SEC a proxy statement to be used by MetaSolv to solicit the approval of the proposed merger by its stockholders, as well as other relevant documents concerning the proposed merger. You are urged to read the proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about MetaSolv at the SEC’s Internet Site (http://www.sec.gov). Copies of the proxy statement can also be obtained without charge, by directing a request to: MetaSolv Investor Relations, 5556 Tennyson Parkway, Plano, Texas 75024, or by telephone (972) 403-3000.

MetaSolv and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of MetaSolv in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading MetaSolv’s definitive proxy statement dated April 10, 2006 in connection with MetaSolv’s annual meeting of stockholders held on May 9, 2006 and by reading the proxy statement regarding the proposed merger when it becomes available.

This document contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly, those statements regarding the effects of the proposed merger, and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to MetaSolv as of today’s date, and MetaSolv does not assume any obligations to update any of these statements. The forward-looking statements are not guarantees of the future performance of MetaSolv or the combined company and actual results may vary materially from the results and expectations discussed. For instance, while MetaSolv and Oracle have signed an agreement to merge, there is no assurance that they will complete the proposed merger. In the event the companies do not receive necessary approval of MetaSolv’s stockholders or government approvals or fail to satisfy conditions to closing, the merger agreement will terminate. Additional risks and uncertainties related to the proposed merger include, but are not limited to, conditions in the financial markets relevant to the proposed merger, the successful integration of MetaSolv into Oracle’s business, and each company’s ability to compete in the highly competitive software industry. The revenues, earnings and business prospects of MetaSolv and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, the variance of quarterly operating results; MetaSolv’s ability to successfully manage and integrate acquisitions; MetaSolv’s reliance on sales of its software; the need to expand sales and distribution capabilities; the need to expand to new customer markets; MetaSolv’s continued use of strategic relationships; its ability to manage growth; MetaSolv’s international operations; its ability to meet customer expectations; the quality of MetaSolv’s software delivered; competition; consolidation within the telecommunications industry; limitations on the ability of customers to obtain adequate financing; and MetaSolv’s ability to reduce its cost structure. These and other risks are identified from time to time in MetaSolv’s SEC reports and public announcements.

This filing consists of a transcript of a conference call held at 4:00 p.m. central time on October 23, 2006, in connection with the proposed merger.

2

METASOLV, INCORPORATED

Moderator: Curtis Holmes

October 23, 2006

4:00 pm CT

Operator:	Ladies and gentlemen please stand by, our conference call will begin momentarily.

Scott Brittain:

Good afternoon, and welcome to this conference call from MetaSolv, Inc. Today’s call is being recorded and will be available for replay after the transcript of the call has been publicly filed with the Securities and Exchange Commission which the company expects tomorrow morning.

Replay will be available through October 30th, and may be accessed by dialing 303-590-3000 and entering pass code 11074589#. Replay may also be accessed for 30 days on the company’s Website which is at MetaSolv.com.

This conference call may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements among others regarding MetaSolv’s expected financial and operating performance.

For this purpose any statements made during this call that are not statements of historical fact may be deemed to be forward looking statements. Without limiting the foregoing, the words believes, anticipates, plans, expects and similar expressions are intended to identify forward looking statements.

You are hereby cautioned that these statements maybe affected by the important factors among others set forth in MetaSolv’s filings with the SEC and in today’s news release. And consequentially actual operations and results may differ materially from the results discussed in the forward looking statements. The company undertakes no obligation to update publicly any forward looking statements whether as a result of new information, future events or otherwise.

The proposed merger between MetaSolv Inc. and subsidiary of Oracle Corporation will be submitted to MetaSolv’s stockholders for their consideration. And MetaSolv will file with the SEC a proxy statement to be used by MetaSolv to solicit the approval of the proposed merger by its stockholders as well as other relevant documents concerning the proposed merger. You are urged to read the proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC as well as any amendments or supplements to those documents, because they will contain important information.

You will be able to obtain a free copy of the proxy statement as well as other filings containing information about MetaSolv at the SEC’s internet site www.SEC.gov. Copies of the proxy statement can also be obtained without charge by directing a request to MetaSolv Investor Relations, 5556 Tennyson Parkway, Plano, Texas 75024, or by telephone 972-403-8300.

MetaSolv and its directors and executive officers may be deemed to be participants in this solicitation of proxies from the stockholders of MetaSolv in connection with the proposed merger. Additional information regarding the interest of those participants may be obtained by reading MetaSolv’s definitive proxy statement dated April 10, 2006 in connection with MetaSolv’s annual meeting of stockholders held on May 9, 2006 and by reading the proxy statement regarding the proposed merger when it becomes available.

At this time for opening remarks I’d like to turn the conference over to the company’s President and Chief Executive Officer, Mr. Curtis Holmes. Please go ahead sir.

Curtis Holmes:	Scott thank you very much. Thank you all for joining us today and welcome. I’m here with Glenn Etherington our CFO.

Today we are very pleased to share with you that Oracle has agreed to acquire MetaSolv Software. The purpose of this call is to discuss why this deal is a win, win for all stakeholders. We will touch lightly on how it benefits our customers, our employees and our partners because separate communications are being carried out with each of these groups.

We will also discuss in detail why this transaction is a good and fair deal for our stockholders. Following our opening remarks Glenn and I will be glad to take your questions.

So let’s first start with what we are announcing today. Oracle is to acquire MetaSolv Software, a leading provider of operations support systems software for the communication industry. Oracle will acquire MetaSolv Software for $4.10 per share subject to required approvals. This will expand Oracle’s communication suite to include provisioning, network inventory and activation. The transaction is expected to close in late 2006 or early 2007.

The combination will provide a leading software solution for end-to-end communications processes across the enterprise, BSS, OSS, service delivery platform and ERP’s. Will have Oracle as the leading choice for ERP supply chain databases infrastructure software, Siebel as a CRM standard for worldwide communication service provider, Portal as the leading billing and revenue management system, Oracle SDP as the platform delivering next generation services, and MetaSolv as the leading comprehensive OSS service fulfillment solution for next generation of services.

MetaSolv management and employees will become a part of the Oracle communications global business unit. This unit will build on a dedicated team focused on packaged software solutions for the communication industry, will retain domain expertise in customer relationships and will provide a smooth transition for customers without interruption.

We believe there is great market timing here as the industry goes through transformation. You might recall in many of our conference calls we talked about our strategy of accelerating global expansion, enabling service and network transformation with a focus on broadband, IP and mobility, delivering new product innovation and enabling our channel partners.

We believe this deal will allow us to accelerate our strategic imperatives. So if you think about what we were doing in global expansion, we had highlighted in previous conference calls that we wanted to really grow our business in Europe and in Asia. By leveraging this relationship and leveraging infrastructure, sales, marketing and additional capability we’re able to really expand our presence globally in the marketplace.

When you think about some of the new products that we are developing in the marketplace we believe now there is great opportunity to accelerate the product innovation that we have occurring in the marketplace, and so when you think about it it’s a natural evolution for MetaSolv. We think this is great news for our customers. You’ll have a stronger combined vendor with complimentary products. This strong vendor will have improved stability in a highly fragmented competitive landscape. All of MetaSolv’s customers to date are currently Oracle Technology customers. There is a highly complementary combination of product offerings, and this meets the increasing demand for seamless and end-to-end solution suite.

This also preserves customer’s investments in MetaSolv product and vision. As we said earlier, the management and employees will continue as part of the communications global business unit within Oracle. The current MetaSolv employees will provide the retained industry domain expertise and knowledge, and this will ensure that MetaSolv products remain on the forefront of innovation.

It’s also important that we provide a smooth transition for customers without disruption. We expect enhanced worldwide service and support capabilities, enhanced support and services through scale. Global 24 x 7 support network for streamline commercial relationship, and an extended partner eco system with increased investments. And this allows us to support and broaden our relationship with MetaSolv Alliance partners.

We also believe this is great news for our employees — this is a growth acquisition. You can expect a preservation of domain expertise and customer knowledge to ensure smooth transition. It’s an exceptional opportunity for innovation and growth. Oracle is the leader in the enterprise software space and with that comes the backing of significant R&D resources.

We expect substantial infrastructures offers greater ability to grow the business. Given our most recent growth is outside the U.S. with major opportunities in geographies in which we currently do not have a presence. We believe we can leverage Oracle’s infrastructure to accelerate and enhance our business going forward. MetaSolv and Oracle joining forces is a union of skills and technology, and we expect to retain the vast majority of employees as we accelerate efforts on a combined basis.

This also secures a very strong future for our company going forward, and this transaction validates MetaSolv with the leadership position, value creation and strategic direction because in this process Oracle did have a choice.

There is also great news for our partners. We will use partner relationships to address customer needs for OSS, including provisioning, network inventory and activation, billing, CRM, ERP and analytics and infrastructure software. We will benefit from Oracle’s worldwide resources in partner investments. We’ll benefit from MetaSolv’s best in class OSS suite solutions, and this protects the partner’s investment and experience with MetaSolv.

We will continue partnering with network equipment manufacturers in the activation and network inventory domains. It is a continued commitment to work with leading systems integrators, there is a larger footprint from Oracle which simplifies the choices for systems integrators and they will be a complementary delivery model.

This is also a commitment to continue supporting other OSS ISV’s for provision of Oracle’s infrastructure software for integration between ISV’s and Oracle’s enterprise application and provisioning of technology support and collaboration will be conducted independently for MetaSolv software.

We also are confident that this represents increased value for our shareholders. This represents a 33% premium to our 30 day average share price. It represents a 42% premium to our 90 day average share price. It represents a 51% premium to a 30 day average enterprise value and it represents the highest share price in four years.

We also believe there is additional value for shareholders in the form of greater uncertainty. This allows us to better manage changes that are occurring in the industry landscape. There is a continuing softness of industry spending and there is industry consolidation that continues to occur, and we’re starting to see stronger competitors. And there are rising cost to maintain our competitive position.

There are customer demands for single source integrated end-to-end products and services and this de-risks the rapid investment we would have to make in many regions such as the Asian Pacific Region. There is also value around ensuring that MetaSolv has the ability to sustain growth. As a standalone company there is a potential to have a long-term deficit in R&D, marketing and sales resources.

There are always questions about our financial positions, and there continues to be rising cost of being a public company. And with this transaction what we’re also trying to minimize is limited resources to compete with large scale player’s entry into the OSS segment.

So in conclusion we went through a very careful and extensive consideration of strategic alternative to maximize stockholder value. The Board of Directors voted unanimously to sign the definitive agreement and recommend the transaction to the stockholders, and we want to just thank you for continued support.

With that we’d ask (Eric) to open up the line for questions.

Operator:

Thank you sir. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question please press the star followed by the 1 on your push button phone. If you’d like to decline from the holding process press the star followed by the 2. You’ll hear a three tone prompt acknowledging your selection and your question will be pulled in the order they are received. If you are using a speaker phone you will need to lift the handset before pressing the numbers. One moment please for the first question

(Michael Cody) with B. Riley, please go ahead with your question.

(Michael Cody):	Thanks, good afternoon Curtis.

Curtis Holmes:	Hi Michael how are you?

(Michael Cody):	Good thanks how are you doing?

Curtis Holmes:	Okay.

(Michael Cody):	Can you just walk us through the valuation process kind of how you determined what shares of MetaSolv we’re worth?

Glenn Etherington:

Michael this is Glenn. So we went through a process that included kind of the normal evaluation process including multiples of revenue, multiples of EBITDA, discounted cash flow and a premiums analysis so we looked at it a number of different ways. And as Curtis said, we went through a competitive process with our investment banker. And the Oracle bid was the best and most certain offer that we received.

(Michael Cody):	Okay so there – for what period of time had you been working with your investment banker to solicit offers?

Glenn Etherington:	We began the process in early August.

(Michael Cody):	Okay, and could you characterize the interest from other potential bidders?

Glenn Etherington:	I think I can say that there was interest but beyond that I don’t think I want to comment.

(Michael Cody):	Okay, well I guess it’s nice to be part of a bigger company and Oracle is a great company. Well of course I would have liked to seen a better evaluation, but congratulations on closing the deal.

Glenn Etherington:	Thank you.

Operator:	Your next question comes from (Monsheer Mahotey) with Thomas Wiesel please go ahead.

Man:

Hi this is (unintelligible) for (Monsheer). I had a question for the CFO Glenn. Actually we had a pipe deal by MSLV in October 2005 where $23 million were raised and there was a warrant that’s attached to each of these shares.

So how are you going to treat these warrants going forward?

Glenn Etherington:	Well the warrants will have a value of about ten cents a share and I believe the intention is to cash those out in conjunction with the transaction.

Man:	Okay, I had just another question about the options that are followed with the MSLV employees. Do we have a conversion ratio here?

Glenn Etherington:	There is a conversion ratio in the definitive agreement, and the MetaSolv options will be converted to options of Oracle.

Man:	Okay you are not disclosing the ratio as of now?

Glenn Etherington:	It’s in the definitive agreement. It’s a pretty complicated formula.

Man:	Oh okay. I guess that will be all. Thanks.

Operator:

Ladies and gentlemen if there are additional questions at this time please press the star followed by the 1. As a reminder if you are using a speakerphone you will need to lift the handset before pressing the numbers.

Our next question comes from (Ben Andrews) with (Wayne Asset Management), please go ahead.

(Ben Andrews):

Hey Curtis, how did this change where a year ago you’re selling stock at two and five eighths and now all of the sudden you know you get this idea hey I want to sell and you hire a banker and a month and a half later you sell the business for net 1.3 times your revenues?

Curtis Holmes:

Let me share with you we actually looked at with our strategic alternatives here. We looked at what do we think we can do as a stand alone business going forward given all the industry consolidation occurring around us. We looked at what would we do if we were to acquire and what kind of value could we create in that scenario.

Then the third scenario we looked at is what kind of value we thought we could create as a part of a combined larger entity. We have actually been looking at as you know whether or not we acquire, whether or not we felt the stand alone business model allows us to continue to grow revenue and continue to increase profitability.

As the industry has continued to evolve with customers combining – not just the largest carriers for example in North America—but even the smaller carriers in North America, we also looked at what was happening with other ISV consolidations and we felt that when you look at where we are and we look at the consolidation happening around us and the industry starting to change in a major way, we believe this was the best way to create value for the stockholders, the best way to create value for customers.

And as I had said earlier, when you think about where we have to grow the business it’s in the Asian Pacific Region, it’s in Europe, those regions required significant investments for us to continue to grow in those regions, in terms of sales, in terms of marketing, in terms of additional infrastructure. In addition as we look at our – looked at our product portfolio we recognized the need to really invest in a much greater way than what we had been investing before in our product portfolio.

So as we looked at all of those variables we believe that this is the best way to maximize value for all the stakeholders within MetaSolv at this point. I think the one thing I was just clarify a little bit, the targeting process started in August but we’ve been going through a process over the last year looking at what our strategic alternatives were. We looked at what would happen as a standalone unit, we looked at many, many acquisition targets and given our stringent criteria, given what was happening we then said you know the best way to create this value is to really go for a targeted process.

So it’s not something that we just decided in August though it’s something that we’ve been looking at actually for about a year, year and a half, but industry forces caused us to make a decision a little bit faster.

(Ben Andrews):	Frankly you only shopped it for two months or a month in a half.

Curtis Holmes:

Well what I can tell you is we had discussions even earlier in the year with other parties who had expressed interest in MetaSolv, and for various reasons those transactions or opportunities did not move forward.

So again I’m clarifying Glenn’s comments about August. We started this targeted process in August but we’ve been in discussions with either potential acquirers or company’s that we were interested in acquiring at least for – since the beginning of 2006.

(Ben Andrews):	When I look at you know the retention put into place for management what are we talking about here? Filed in your 8-K that essentially the entire management team has been a sub of Oracle.

Glenn Etherington:	Yes I think that the management agreements are a matter of public record.

(Ben Andrews):	Well they weren’t in the 8-K.

Glenn Etherington:	They’ve been filed as exhibits to our public filings.

(Ben Andrews):	So you’re saying they are in the 8-K?

Glenn Etherington:	No the 8-K. They have been filed over a period about the last year and a half.

(Ben Andrews):	No it sounds like in this deal there is retention put into place to bring you over to Oracle, what is that?

Curtis Holmes:

Oracle expects the management team to be a key part of the going forward plan. Oracle believes to realize the value in this acquisition it’s important to retain key members of the executive management team as well as other members of the MetaSolv team and that’s what you read in the 8-K. And those agreements are not that much more different than what has already been filed.

(Ben Andrews):	And you cannot solicit anyone from here? But if someone steps up with offer that’s higher than this, you’re willing – you can still entertain that?

Curtis Holmes:	The board has an obligation if there is superior proposal to the one that we have, the board has an obligation to consider that proposal.

(Ben Andrews):	Is there a fee involved if you go to another – go with another proposal?

Glenn Etherington:	There is a standard break up fee.

(Ben Andrews):	Which is?

Glenn Etherington:	Three and three quarter percent.

(Ben Andrews):	Curtis I’ve enjoyed working with you the past couple of years, but I see this as quite disappointing.

Glenn Etherington:	Next question.

Curtis Holmes:	I can understand your feedback.

Operator:	Our next question comes from (Joshua Horowitz) from (unintelligible) Holdings, please go ahead.

(Joshua Horowitz):	Hi guys. Is there a minimum condition that has been set that Oracle has to get approval on, is it a short form merger what’s the – I can’t really follow what’s happening here.

Glenn Etherington:	It’s a cash merger that requires 51% of our shareholders to approve it.

(Joshua Horowitz):	Okay and why would they set the threshold so low?

Glenn Etherington:	Well I believe there is a process for getting over the 90%. But it’s simply our shareholders have to – 51% of our shareholders have to approve it.

(Joshua Horowitz):	Okay thank you.

Operator:	Mr. Holmes, at this time there are no further questions, please continue with your presentation.

Curtis Holmes:	Okay with that we thank you for joining the call today, that’s it.

Operator:

Ladies and gentlemen this does conclude the MetaSolv Conference Call. replay of this call will be available. You may access the replay by dialing 303-590-3000 and using pass code 1174589 followed by the pound sign.

Thank you for using ATT and have a pleasant day.

END